Exhibit 12.1

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

goodwinlaw.com
+1 212 813 8800

May 15, 2019

Fundrise Income eREIT II, LLC
c/o Fundrise, LLC
1601 Connecticut Avenue NW, Suite 300
Washington, D.C. 20009

Re:	Securities Qualified under Post-Qualification Amendment on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Post-Qualification Amendment on Form 1-A (File No. 024-10844) (as amended or supplemented, the "Post-Qualification Amendment") pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Fundrise Income eREIT II, LLC, a Delaware limited liability company (the “Company”) of up to $3,444,919 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Post-Qualification Amendment as Appendix A, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption "Legal Matters" in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Fundrise Income eREIT II, LLC

May 15, 2019

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP